Exhibit 99.1
News Release

For immediate release	For more information contact:
October 30, 2014	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

Digirad Corporation Reports Financial Results for Third Quarter and Nine Months of 2014

•	Year over year revenue growth of 12% for the quarter and 13% for the nine months ended 2014

•	Updates 2014 financial guidance to the high end of previously announced ranges

•	Announces a regular quarterly cash dividend of $0.05 cents per share

Suwanee, GA.- October 30, 2014 - Digirad Corporation (Nasdaq: DRAD) today reported its financial results for the third quarter and nine months ended September 30, 2014.
Total revenues for the 2014 third quarter were $13.9 million, an increase of 12 percent compared to the prior year’s third quarter revenues of $12.4 million. Adjusted income for the 2014 third quarter was $1.2 million, or $0.06 per diluted share, the same as the prior year quarter. Adjusted EBITDA for the 2014 third quarter was $1.7 million, compared to $1.5 million for the prior year quarter.
Total revenues for the first nine months of 2014 were $41.5 million, an increase of 13 percent compared to the same period in the prior year. Adjusted net income for the first nine months of 2014 was $2.6 million, or $0.14 per diluted share, compared to adjusted net loss of $0.2 million, or $0.01 loss per diluted share for the same period in the prior year. Adjusted EBITDA for the first nine months of 2014 was $4.0 million, compared to $1.3 million for the same period in the prior year. A reconciliation of adjusted net income and adjusted EBITDA is provided later in this release.
Digirad President and CEO Matt Molchan said, “I am very pleased with the results this quarter, and also for our 2014 year so far. Our revenues once again increased this quarter, and also for the first nine months of 2014. Excluding the impact of our recent Telerhythmics acquisition, our year over year revenues increased 3 percent during the third quarter; showing we are growing both organically as well as from our acquisitions.”
“The integration of Telerhythmics, our new cardiac event monitoring business, continues to go well, and as planned. We are continuing to work on full integration of our sales programs and operational activities so we can poise Telerhythmics for growth in the future.”
The Company’s cash, cash equivalents and available-for-sale securities balance at September 30, 2014 was $21.8 million, an increase from the June 30, 2014 balance of $21.4 million. This increase primarily reflects cash flow generation of the business, partially offset by payment of cash dividends.
The Company also announced a cash dividend of $0.05 cents per share that will be paid on November 24, 2014, to shareholders of record on November 12, 2014.

2014 Financial Guidance
The Company also today announced that it expects to achieve at the upper end of its previously announced financial guidance ranges for revenue, non-GAAP adjusted diluted earnings per share and non-GAAP adjusted EBITDA.
The previously announced 2014 financial guidance was to generate revenues between $53.5 million and $55.0 million; non-GAAP adjusted diluted earnings per share between $0.13 and $0.15; and non-GAAP adjusted EBITDA between $4.5 million and $5.0 million.
The Company's non-GAAP financial measure adjusted diluted earnings per share excludes restructuring charges and acquired intangible asset amortization. Adjusted EBITDA further excludes stock-based compensation expense.

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT on October 31, 2014, to discuss the results and management's outlook. The call may be accessed by dialing 877-407-9039 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at http://drad.client.shareholder.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

Use of Non-GAAP Financial Measures by Digirad Corporation
This Digirad news release presents the non-GAAP financial measures “adjusted operating expenses,” “adjusted net income (loss)”, “adjusted net income (loss) per diluted share” and “adjusted EBITDA”. The most directly comparable measure for these non-GAAP financial measures are operating expenses, net income (loss) and diluted net income (loss) per share. The Company has included below unaudited adjusted financial information, which present the Company's results of operations after excluding restructuring charges, purchase intangible asset amortization, and gain on the sale of assets and license agreement, and in the measure of adjusted EBITDA, interest, taxes, depreciation, amortization and stock-based compensation.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Digirad's financial condition and results of operations is included as Exhibit 99.2 to Digirad's report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2014.

About Digirad Corporation
Digirad delivers convenient, effective, and efficient diagnostic solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provides cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through its Diagnostic Services business. Digirad also sells medical diagnostic imaging systems, including solid-state gamma cameras, for nuclear cardiology and general nuclear medicine applications, as well as provides service on the products sold through its Diagnostic Imaging business. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company's ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

(Financial tables follow)

Digirad Corporation
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

Revenues:
Diagnostic Services	$10,821	$9,489	$31,716	$27,903
Diagnostic Imaging	3,060	2,924	9,749	8,946
Total revenues	13,881	12,413	41,465	36,849
Cost of revenues:
Diagnostic Services	8,063	6,916	23,801	20,920
Diagnostic Imaging	1,409	1,679	5,308	5,501
Total cost of revenues	9,472	8,595	29,109	26,421

Gross profit	4,409	3,818	12,356	10,428
Total gross profit percentage	31.8%	30.8%	29.8%	28.3%
Diagnostic Services gross profit percentage	25.5%	27.1%	25.0%	25.0%
Diagnostic Imaging gross profit percentage	54.0%	42.6%	45.6%	38.5%

Operating expenses:
Research and development	—	24	—	1,020
Marketing and sales	1,157	1,042	3,497	3,287
General and administrative	2,047	1,754	6,235	6,427
Amortization of intangible assets	93	55	263	178
Restructuring charges	80	79	659	1,693
Gain on sale of assets and license agreement	—	(1,568)	—	(1,568)
Total operating expenses	3,377	1,386	10,654	11,037

Income (loss) from operations	1,032	2,432	1,702	(609)

Other income (expense):
Interest and other income, net	14	13	46	52
Interest expense	(10)	(5)	(27)	(10)
Total other income	4	8	19	42

Income (loss) before income taxes	1,036	2,440	1,721	(567)
Income tax benefit (expense)	(8)	72	(18)	44
Net income (loss)	$1,028	$2,512	$1,703	$(523)

Net income (loss) per share – basic	$0.06	$0.14	$0.09	$(0.03)
Net income (loss) per share – diluted	$0.05	$0.14	$0.09	$(0.03)
Dividends declared per common share	$0.05	$—	$0.15	$—

Weighted average shares outstanding – basic	18,601	18,328	18,558	18,890
Weighted average shares outstanding – diluted	18,895	18,580	18,853	18,890

Digirad Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands)	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$12,793	$18,744
Securities available-for-sale	9,022	7,673
Accounts receivable, net	6,594	5,430
Inventories, net	3,543	3,881
Other current assets	760	697
Restricted cash	477	244
Total current assets	33,189	36,669

Property and equipment, net	4,902	4,153
Intangible assets, net	2,670	353
Goodwill	1,337	184
Other assets	70	92
Total assets	$42,168	$41,451

Liabilities and stockholders’ equity
Accounts payable	$1,760	$611
Accrued compensation	3,247	3,472
Accrued warranty	139	137
Deferred revenue	1,423	1,631
Other accrued liabilities	2,043	1,774
Total current liabilities	8,612	7,625
Other liabilities	889	440
Total liabilities	9,501	8,065

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Treasury stock	(5,728)	(5,728)
Additional paid-in capital	154,565	156,968
Accumulated other comprehensive loss	(21)	(2)
Accumulated deficit	(116,151)	(117,854)
Total stockholders’ equity	32,667	33,386
Total liabilities and stockholders’ equity	$42,168	$41,451

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

Total operating expenses	$3,377	$1,386	$10,654	$11,037
Restructuring charges(1)	(80)	(79)	(659)	(1,693)
Gain on sale of assets and license agreement(4)	—	1,568	—	1,568
Non-GAAP Adjusted operating expenses	$3,297	$2,875	$9,995	$10,912

Net income (loss)	$1,028	$2,512	$1,703	$(523)
Restructuring charges(1)	80	79	659	1,693
Gain on sale of assets and license agreement(4)	—	(1,568)	—	(1,568)
Acquired intangible amortization	90	51	256	169
Income tax items(2)	(1)	—	(7)	—
Non-GAAP Adjusted net income (loss)	$1,197	$1,074	$2,611	$(229)

Net income (loss) per share - diluted	$0.05	$0.14	$0.09	$(0.03)
Restructuring charges(1)(3)	—	—	0.03	0.09
Gain on sale of assets and license agreement(4)	—	(0.08)	—	(0.08)
Acquired intangible amortization(3)	—	—	0.01	0.01
Income tax items(2)(3)	—	—	—	—
Non-GAAP Adjusted net income (loss) per share - diluted(3)	$0.06	$0.06	$0.14	$(0.01)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013

Net income (loss)	$1,028	$2,512	$1,703	$(523)
Restructuring charges(1)	80	79	659	1,693
Gain on sale of assets and license agreement(4)	—	(1,568)	—	(1,568)
Depreciation and amortization	497	475	1,441	1,447
Stock-based compensation	96	74	207	300
Interest and other income, net	(14)	(13)	(46)	(52)
Interest expense	10	5	27	10
Income tax expense (benefit)	8	(72)	18	(44)
Non-GAAP Adjusted EBITDA	$1,705	$1,492	$4,009	$1,263

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging reporting segment and lease termination of the Poway, CA facility.
(2) Reflects income tax effect for adjusted financial data.
(3) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and sum of individual items may not equal the total.

(4)	Reflects a nonrecurring gain related to the sale of assets associated with an uncommercialized surgical imaging system, and the licensing of certain existing Company technology.

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014

Total operating expenses	$1,386	$2,908	$3,597	$3,680	$3,377
Restructuring charges(1)	(79)	(35)	(441)	(138)	(80)
Gain on sale of assets and license agreement(2)	1,568	—	—	—	—
Non-GAAP Adjusted operating expenses	$2,875	$2,873	$3,156	$3,542	$3,297

Net income (loss)	$2,512	$787	$(148)	$823	1,028
Restructuring charges(1)	79	35	441	138	80
Gain on sale of assets and license agreement(2)	(1,568)	—	—	—	—
Acquired intangible amortization	$51	$51	64	102	90
Income tax items(3)	—	—	(4)	(2)	(1)
Non-GAAP Adjusted net income (loss)	$1,074	$873	$353	$1,061	$1,197

Net income (loss) per share - diluted(4)	$0.14	$0.04	$(0.01)	$0.04	0.05
Restructuring charges(1)(4)	—	—	0.02	0.01	—
Gain on sale of assets and license agreement(2)(4)	(0.08)	—	—	—	—
Acquired intangible amortization(4)	—	—	—	0.01	—
Income tax items(3)(4)	—	—	—	—	—
Non-GAAP Adjusted net income per share - diluted(4)	$0.06	$0.05	$0.02	$0.06	$0.06

	Three Months Ended
(in thousands)	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014

Net income (loss)	$2,512	$787	$(148)	$823	$1,028
Restructuring charges(1)	79	35	441	138	80
Gain on sale of assets and license agreement(2)	(1,568)	—	—	—	—
Depreciation and Amortization	475	466	453	485	497
Stock-based Compensation	74	40	50	61	96
Interest and other income, net	(13)	(11)	(17)	(15)	(14)
Interest expense	5	5	8	9	10
Income tax benefit (expense)	(72)	(1)	2	8	8
Non-GAAP Adjusted EBITDA	$1,492	$1,321	$789	$1,509	$1,705

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging reporting segment and lease termination of the Poway, CA facility.
(2) Reflects a nonrecurring gain related to the sale of assets associated with an uncommercialized surgical imaging system, and the licensing of certain existing Company technology.
(3) Reflects income tax effect for adjusted financial data.
(4) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and sum of individual items may not equal the total.